Exhibit 10.2

BLUE COAT SYSTEMS, INC.

1999 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

Grant of Option	You have been granted an option as of the Grant Date to purchase up to the number of Shares of Company Common Stock specified in the Notice of Stock Option Grant.

Tax Treatment	This option is intended to be an incentive stock option under section 422 of the Internal Revenue Code or a nonstatutory option, as provided in the Notice of Stock Option Grant.

Vesting	This option becomes exercisable in installments, as shown in the Notice of Stock Option Grant. No additional shares become exercisable after your service as an employee, consultant or outside director of the Company or a parent or subsidiary of the Company (“Service”) has terminated for any reason.

Term	This option expires in any event on the day before the 10th anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant. (It will expire earlier if your Service terminates, as described below.)

Regular Termination	If your Service terminates for any reason except death, Permanent Disability or Misconduct, then this option will expire on the date 3 months after your termination date. The Company determines when your Service terminates for this purpose.

Permanent Disability

If your Service terminates because of your Permanent Disability, then this option will expire on the date 12 months after your termination date. The Company determines when your Service terminates for this purpose.

Permanent Disability means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than 12 months.

Death	If you die while in Service, the option will expire on the date 12 months after the date of death.

Misconduct	If your Service terminates for Misconduct, then this option will terminate immediately and cease to be outstanding. “Misconduct” includes fraud, embezzlement, dishonesty or any unauthorized use or disclosure of confidential information or trade secrets of the Company or any parent or subsidiary or any other intentional misconduct adversely affecting the business or affairs of the Company or a parent or subsidiary of the Company. The foregoing definition is not deemed to be inclusive of all the acts or omissions that the Company or any parent or subsidiary corporation may consider as grounds for your dismissal or discharge or the discharge of any other individual in the Service of the Company or any parent or subsidiary corporation.

Change in Control

In the event of a Change in Control, then the vesting of this option will not automatically accelerate unless this option is, in connection with the Change in Control, not to be assumed by the successor corporation (or its parent) or to be replaced with a comparable option for shares of the capital stock of the successor corporation (or its parent). The determination of option comparability will be made by the Company’s Board of Directors, and its determination will be final, binding and conclusive.

Change in Control is defined in the Company’s 1999 Stock Incentive Plan.

Involuntary Termination	If the option is assumed by the successor corporation (or its parent) and you experience an Involuntary Termination within eighteen months following a Change in Control, the vesting of this option will automatically accelerate so that this option will, immediately before the effective date of the Involuntary Termination, become fully exercisable for all of the shares of Common Stock at the time subject to this option and may be exercised for any or all of those shares as fully-vested shares of Common Stock.

An Involuntary Termination means the termination of your Service by reason of: your involuntary dismissal or discharge by the Company for reasons other than Misconduct (as defined below), or (b) your voluntary resignation following (1) a change in your position with the Company which materially reduces your level of responsibility, (2) a reduction in your level of compensation (including base salary, fringe benefits and participation in bonus or incentive programs) or (3) a relocation of your place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Company without your consent.

Restrictions on Exercise	The Company will not permit you to exercise this option if the issuance of shares at that time would violate any law or regulation.

Notice of Exercise

When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many shares you wish to purchase. Your notice must also specify how your shares should be registered (in your name only or in your and your spouse’s names as community property or as joint tenants with right of survivorship). The notice will be effective when it is received by the Company.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment	When you submit your notice of exercise, you must include payment of the option exercise price for the shares you are purchasing. Payment may be made in one (or a combination of two or more) of the following forms:

• Cash or check made payable to the Company.

•      Certificates for shares of Common Stock that you own, along with any forms needed to effect a transfer of those shares to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option exercise price. However, you may not surrender the ownership of shares of Common Stock in payment of the exercise price if your action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to this option for financial reporting purposes.

•      Irrevocable directions to a securities broker approved by the Company to sell all or part of your option shares and to deliver to the Company from the sale proceeds an amount sufficient to pay the option exercise price and any withholding taxes. (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given by signing a special “Notice of Exercise” form provided by the Company.

•      Irrevocable directions to pledge all or part of your option shares to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company in an amount sufficient to pay the option exercise price and any withholding taxes. (The balance of the loan proceeds, if any, will be delivered to you.) The directions must be given by signing a special “Notice of Exercise” form provided by the Company.

Withholding Taxes & Stock Withholding	You will not be allowed to exercise this option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the option exercise. These arrangements may include withholding shares of Common Stock that otherwise would be issued to you when you exercise this option. The value of these shares, determined as of the effective date of the option exercise, will be applied to the withholding taxes.

Restrictions on Resale	By signing this Agreement, you agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale.

Incentive Stock Option

This option shall cease to qualify for favorable tax treatment as an incentive stock option if exercised: (i) more than 3 months after you cease to be an employee for any reason other than death or Permanent Disability or (ii) more than 180 days after you cease to be an employee by reason of Permanent Disability.

If this option is designated as an incentive stock option, then $100,000 is the maximum aggregate fair market value of the shares of Common Stock for which this option may first become exercisable in any calendar year. This fair market value is determined on the date of option grant. If you hold two or more incentive stock options that become exercisable in the same calendar year, the $100,000 limitation is applied according to the order in which those options were granted. You may exercise options which do not qualify for incentive stock option treatment by reason of the $100,000 limitation as nonstatutory stock options.

Transfer of Option

Before your death, only you may exercise this option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or a beneficiary designation.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your option in any other way.

Employment or Retention Rights	Your option or this Agreement do not give you the right to be retained by the Company or a parent or subsidiary of the Company in any capacity. The Company and its parents or subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Stockholder Rights	You, or your estate or heirs, have no rights as a stockholder of the Company until you have exercised this option by giving the required notice to the Company and paying the exercise price. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Company’s 1999 Stock Incentive Plan.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Common Stock, the number of shares covered by this option and the exercise price per share may be adjusted pursuant to the Company’s 1999 Stock Incentive Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

The Plan and Other Agreements

The text of the Company’s 1999 Stock Incentive Plan is incorporated in this Agreement by reference.

This Agreement and the Company’s 1999 Stock Incentive Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement, signed by both parties.

BY SIGNING THE NOTICE OF STOCK OPTION GRANT, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE COMPANY’S 1999 STOCK INCENTIVE PLAN.

Notice of Grant of Stock Options and Option Agreement	Blue Coat Systems, Inc. ID: 91-1715963 650 Almanor Avenue Sunnyvale, CA 94085

Employee’s Name	Option Number:	123456789
Employee’s Address	Plan:	1999
	ID:	123456

Effective mm/dd/yyyy, you have been granted a(n) Non-Qualified Stock Option to buy XXX shares of Blue Coat Systems, Inc. (the Company) stock at $XXX per share.

The total option price of the shares granted is $XXX.

Shares in each period will become fully vested on the date shown.

Shares	Vest Type	Full Vest	Expiration

By your signature and the Company’s signature below, you and the Company agree that these options are granted under and governed by the terms and conditions of the Company’s Stock Option Plan as amended and the Option Agreement, all of which are attached and made a part of this document.

Blue Coat Systems, Inc.	Date

Employee’s Name	Date

Date: 12/7/2004

Time: 10:25:40AM